Enviva Partners, LP
7200 Wisconsin Ave, Suite 1000
Bethesda, Maryland 20814

July 16, 2020

Jay Ingram, Legal Branch Chief, Office of Manufacturing

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:         Enviva Partners, LP

Registration Statement on Form S-3

File No. 333-239795

Ladies and Gentlemen:

On behalf of Enviva Partners, LP, and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above referenced Registration Statement on Form S-3 be accelerated to 4:30 p.m., Washington, D.C. time, on July 20, 2020, or as soon as practicable thereafter.

Thank you for your assistance in this matter.

[Signature Page Follows]

cc: E. Ramey Layne, Esq.

Very truly yours,

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC,
as its sole general partner

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, Chief Compliance Officer and Secretary